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                                                                      EXHIBIT 11



                      UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.
                        COMPUTATION OF EARNINGS PER SHARE




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                                                              Three Months Ended June 30,           Six Months Ended June 30,
                                                           ---------------------------------   ----------------------------------
                                                                 2003             2002               2003              2002
                                                               ----               ----               ----               ----
Earnings (Loss) per share:

BASIC NET INCOME (LOSS) PER COMMON SHARE
Numerator:
       Income (Loss) from continuing operations            $        15,083   $       517,225   $      (959,387)   $       669,136

Denominator:
       Weighted average common shares outstanding                8,224,949         8,185,921         8,224,949          8,170,955
       Effect of dilutive securities
             Conversion of preferred stock                       3,014,380         3,014,380                            3,014,380
             Common stock equivalents from
               warrants and options                                964,962                 -                                    -
                                                           ---------------   ---------------   ---------------    ---------------
Denominator for diluted earnings per common share               12,204,291        11,200,301         8,224,949         11,185,335
                                                           ===============   ===============   ===============    ===============

       Basic net income (loss) per common share            $          0.00   $          0.06   $         (0.12)   $          0.08
       Diluted net income (loss) per common share          $          0.00   $          0.05   $         (0.12)   $          0.06
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